EXHIBIT 4.1

Certificate of Amalgamation

Canada Business Corporations Act

Certificat de fusion

Loi canadienne sur les sociétés par actions

Quarterhill Inc.

Corporate name / Dénomination sociale

1025832-6

Corporation number / Numéro de société

I HEREBY CERTIFY that the above-named corporation resulted from an amalgamation, under section 185 of the Canada Business Corporations Act, of the corporations set out in the attached articles of amalgamation.

JE CERTIFIE que la société susmentionnée est issue d'une fusion, en vertu de l'article 185 de la Loi canadienne sur les sociétés par actions, des sociétés dont les dénominations apparaissent dans les statuts de fusion ci-joints.

Virginie Ethier

Director / Directeur

2017-06-01

Date of Amalgamation (YYYY-MM-DD) Date de fusion (AAAA-MM-JJ)

Canada Business Corporations Act (CBCA) FORM 9

ARTICLES OF AMALGAMATION

(Section 185)

1 - Corporate name of the amalgamated corporation

QUARTERHILL INC.

2 - The province or territory in Canada where the registered office is situated (do not indicate the full address)

Ontario

3 - The classes and any maximum number of shares that the corporation is authorized to issue

An unlimited number of Common Shares, 6,350.9 Special Preferred Shares and an unlimited number of Preferred Shares, issuable in series , all of which shall have the rights, privileges, restrictions and conditions set out in Schedule " A" attached.

4 - Restrictions, if any, on share transfers

None.

5 - Minimum and maximum number of directors (for a fixed number of directors, indicate the same number in both boxes)

Minimum number3Maximum number9

6 - Restrictions, if any, on the business the corporation may carry on

None.

7 - Other provisions, if any

See Schedule "B" attached.

8 - The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:
183 - Long form: approved by special resolution of shareholders	184(1) - Vertical short-form: approved by resolution of directors	184(2) - Horizontal short-form: approved by resolution of directors

9 - Declaration
I hereby certify that I am a director or an authorized officer of the following corporation:
Name of the amalgamating corporationsCorporation numberSignature
See Appendix 1 attached	- - - -

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5,000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA).

FORM 9- ARTICLES OF AMALGAMATION

QUARTERHILL INC.

APPENDIX 1

9- I hereby certify that I am a director or an authorized officer of the following corporation:

Name of the amalgamating corporations	Corporation Number	Signature
8540098 Canada Inc.	854009-8	/s/ Prashant R. Watchmaker
8568545 Canada Inc.	856854-5	/s/ Prashant R. Watchmaker
8631654 Canada Inc.	863165-4	/s/ Prashant R. Watchmaker
Maple Vision Technologies Inc.	802016-7	/s/ Prashant R. Watchmaker
Treehouse Avatar Technologies Inc.	798470-7	/s/ Prashant R. Watchmaker
Quarterhill Inc.	1017512-9	/s/ Prashant R. Watchmaker
Wi-LAN Canada Inc.	836989-5	/s/ Prashant R. Watchmaker
Wi-LAN Inc.	453309-7	/s/ Prashant R. Watchmaker

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SCHEDULE "A"

A. COMMON SHARES

The rights, privileges, restrictions and conditions attaching to the Common Shares, as a class, shall be as follows:

1. Voting

(i) Holders of Common Shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Corporation except meetings of holders of another class of shares. Each Common Share shall entitle the holder thereof to one vote.

2. Dividends

(i) Subject to the preferences accorded to the holders of Special Preferred Shares, Preferred Shares and any other shares of the Corporation ranking senior to the Common Shares from time to time with respect to the payment of dividends, holders of Common Shares shall be entitled to receive, if, as and when declared by the Board of Directors, such dividends as may be declared thereon by the Board of Directors from time to time. The rights of holders of Common Shares to receive a dividend declared by the Board of Directors are equal in all respects, share for share.

3. Liquidation, Dissolution or Winding-Up

(i) In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs (such event referred to herein as a “Distribution”), holders of Common Shares, subject to the preferences accorded to holders of Special Preferred Shares and Preferred Shares and any other shares of the Corporation ranking senior to the Common Shares from time to time with respect to payment on a Distribution, shall be entitled to share equally, share for share, in the remaining property of the Corporation.

B. SPECIAL PREFERRED SHARES

The rights, privileges, restrictions and conditions attaching to the Special Preferred Shares, as a class, shall be as follows:

1. Voting

(i) The holders of the Special Preferred Shares shall not be entitled (except as expressly provided in the Canada Business Corporations Act (the "Act")) to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at such meeting.

2. Dividends

(i) The holders of the Special Preferred Shares shall be entitled to rank ahead of holders of the Common Shares and Preferred Shares as to dividends. The Special Preferred Shares shall be entitled to a fixed non-cumulative dividend of 7% per annum on the Redemption Amount (as hereinafter defined) per share payable yearly. The Special Preferred Shares shall not be entitled to participate any further with respect to dividends except as hereinafter provided.

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(ii) No dividend shall be declared or paid on any other class of shares of the Corporation if it would result in the realizable value of the assets of the Corporation, net of liabilities which exist at the relevant time, being less than the aggregate of the Redemption Amounts of all of the issued and outstanding Special Preferred Shares.

3. Liquidation, Dissolution or Winding-Up

(i) In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, or any distribution of its assets among its shareholders for the purpose of winding up its affairs (such event referred to herein as a "Distribution"), holders of the Special Preferred Shares shall be entitled to receive an amount equal to the Redemption Amount per share together with any declared but unpaid dividends prior to Distribution to any other class of shares of the Corporation. The Special Preferred Shares shall not be entitled to share any further with respect to payment on a Distribution except to the extent provided herein.

4. Redemption

(i) The Special Preferred Shares, or any part thereof, shall be subject to redemption or purchase, at an amount equivalent to the Redemption Amount per share plus any declared but unpaid dividends, on or before April 28, 2000 (the “Expiry Date”), at the option of the directors of the Corporation, without the consent of the holders thereof, and if less than the whole of the outstanding Special Preferred shares shall be so redeemed or purchased, the shares to be redeemed or purchased shall be selected in such manner as the Board of Directors may determine.

(ii) The holders of the Special Preferred Shares shall be entitled to require the Corporation to redeem or purchase after the Expiry Date all or any of the Special Preferred Shares registered in the name of such holder on the books of the Corporation by tendering to the Corporation at its registered office the share certificate or certificates representing the Special Preferred Shares which the registered holder desires to have the Corporation redeem or purchase. together with the request in writing specifying that the registered holder desires to have the said Special Preferred Shares represented by such certificate or certificates redeemed or purchased by the Corporation, and stating the business day (the “Redemption Date”) on which the holder desires to have the Corporation redeem or purchase such shares. Upon receipt of a share certificate or certificates representing the Special Preferred Shares which the registered holder desires to have the Corporation redeem or purchase, together with such a request, the Corporation shall, on the Redemption Date, redeem or purchase such Special Preferred Shares by paying to the registered holder an amount equivalent to the Redemption Amount per share for each Special Preferred Share being redeemed or purchased plus all declared but unpaid dividends thereon. Such payments shall be made by cheque payable at par at any branch of the Corporation’s bankers for the time being in Canada. The said Special Preferred Shares shall be redeemed or purchased on the Redemption Date and from and after that date such shares shall cease to be entitled to dividends, and the holders thereof shall not be entitled to exercise any of the rights of the holders of Special Preferred Shares in respect thereof unless payment of the Redemption Amount plus any declared but unpaid dividends is not paid on the Redemption Date in which event the rights of the holders of the Special Preferred Shares shall remain unaffected.

(iii) The Redemption Amount with respect to each Special Preferred share shall be Fifty ($50.00) Dollars.

C. PREFERRED SHARES

The rights, privileges, restrictions and conditions attaching to the Preferred Shares, as a class, shall be as follows:

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1.  Issuance in Series

(i)  Subject to the filing of Articles of Amendment in accordance with the Act, the Board of Directors may at any time and from time to time issue the Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the Board of Directors.

(ii) Subject to the filing of Articles of Amendment in accordance with the Act, the Board of Directors may from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred Shares including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to such series on a Distribution; the extent, if any, of further participation on a Distribution; voting rights, if any; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

2. Liquidation

(i) In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs (such event referred to herein as a "Distribution"), holders of each series of Preferred Shares shall be entitled, in priority to holders of Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares from time to time with respect to payment on Distribution, and subject to the preferences accorded to the holders of Special Preferred Shares, to be paid rateably with holders of each other series of Preferred Shares the amount, if any, specified as being payable preferentially to the holders of such series on a Distribution.

3. Dividends

(i) The holders of each series of Preferred Shares shall be entitled, in priority to holders of Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares from time to time with respect to the payment of dividends, and subject to the preferences accorded to the holders of Special Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.

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SCHEDULE "B"

The number of directors shall be set from time to time by resolution of the shareholders or, in the absence of such resolution, by resolution of the directors.

The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed one-third (1/3) the number of directors who held office at the expiration of the last annual meeting of the Corporation.